EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Paul Curran	Michael Newman
Executive Vice President and	Public Relations	Investor Relations
Chief Financial Officer	503-686-8928	StreetConnect, Inc.
503-262-0110 ext. 1331	pcurran@lacrossefootwear.com	800-654-3517
BOOT@stct.com
END FOOTWEAR DESIGN INNOVATIONS TO BE INTEGRATED INTO LACROSSE AND DANNER PRODUCTS
LaCrosse discontinues END Footwear as a standalone brand
PORTLAND, Ore. — August 7, 2009 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear and apparel, announced today its strategic decision to discontinue END Footwear (Environmentally Neutral Design) as a standalone outdoor and running brand.
With this announcement, LaCrosse plans to leverage the END platform of innovative lightweight designs into the LaCrosse and Danner product lines and distribution channels for Fall 2010. The Company does not anticipate incurring material expenses associated with this action.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding the anticipated integration of the END platform designs into future product lines and distribution channels as well as the future costs associated with the planned integration, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of the Company’s control. For more information concerning these factors and other risks and uncertainties that could materially affect the Company’s results of operations, please refer to Part I, Item 1A—Risk Factors, of the 2008 Annual Report on Form 10-K, as supplemented or amended in the 2009 quarterly reports on Form 10-Q, which information is incorporated herein by reference.
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